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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                     FORM 8K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 12, 2001
                                                          --------------


                           ACCLAIM ENTERTAINMENT, INC.
                           ---------------------------
             (Exact name of registrant as specified in its charter)

                   Delaware                                       0-16986                                   38-2698904
                   --------                                       -------                                   ----------
(State or other jurisdiction of incorporation)             (Commission File No.)                 (IRS Employer Identification No.)

               One Acclaim Plaza
              Glen Cove, New York                                                                           11542-2709
              -------------------                                                                           ----------
   (Address of Principal Executive Offices)                                                                 (Zip Code)


      Registrant's telephone number, including area code: (516) 656-5000
                                                          --------------


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ITEM 5.  OTHER EVENTS

On March 12, 2001, Acclaim Entertainment, Inc.'s (the "Company") senior secured lender (the "Bank") entered into junior participation agreements (the "Participation") with certain investors (the "Junior Participants") under and pursuant to the terms of the Company's existing Revolving Credit and Term Loan Agreement (the "Credit Agreement") with the Bank. As a result of the Participation, the Bank advanced an additional $9.5 million to the Company pursuant to the Credit Agreement for working capital purposes.

As an inducement to the Junior Participants to effect the Participation, the Company issued to the Junior Participants five-year warrants to purchase up to an aggregate of 2,375,000 shares of common stock of the Company exercisable at an initial price of $1.25 per share.

Separate entities owned by each of Gregory Fischbach and James Scoroposki, officers and directors of the Company, received warrants to purchase 625,000 shares of common stock of the Company in connection with their pro rata allocation of the Participation. James Scibelli, a director of the Company, received warrants to purchase 125,000 shares of common stock in connection with his pro rata allocation of the Participation.













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                                   Signatures



         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                           ACCLAIM ENTERTAINMENT, INC.


                                     By:  /s/ Gerard F. Agoglia
                                          --------------------------------
                                          Name: Gerard F. Agoglia
                                          Title: Executive Vice President
                                                 and Chief Financial Officer

Date:    March 22, 2001



















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